Exhibit 99.1

Copyright ® 2023 by American International Group, Inc. All rights reserved. No part of this document may be reproduced, republished or reposted without the permission of AIG. 1 Copyright ® 2023 by American International Group, Inc. All rights reserved. No part of this document may be reproduced, republished or reposted without the permission of AIG. AIG Agrees to Sell Validus Re to RenaissanceRe May 2023

Copyright ® 2023 by American International Group, Inc. All rights reserved. No part of this document may be reproduced, republished or reposted without the permission of AIG. 2 Certain statements in this presentation and any related oral statements constitute forward - looking statements. These statements are not historical facts but instead represent only the relevant party’s belief regarding future events, many of which, by th eir nature, are inherently uncertain and outside the relevant party’s control. It is possible that the transactions will not be c omp leted within the expected timeframes or at all, or that the transactions will take a materially different form from those contempla ted by these statements. Each party referenced in this presentation only assumes responsibility for its statements and does not affirm or otherwise ad opt the statements of any other party. Forward Looking Statements

AIG Agrees to Sell Validus Re to RenaissanceRe for Consideration of $2.985B; Total Transaction Value Expected to Exceed $4.5B

Transaction Scope	▪ Transaction scope includes Validus Re, AlphaCat and Talbot's Treaty reinsurance business ▪ AIG to retain Talbot Underwriting Ltd and Western World[1]

Transaction Consideration	▪ Total Transaction Value expected to exceed $4.5B, comprised of:
	  ▪ $2.985B purchase price of Validus Re consisting of $2.735B in cash and $250M in RenaissanceRe common shares
	  ▪ $1.2B estimated distribution of capital in excess of $2.1B of Shareholders' Equity, as of December 31, 2022
	  ▪ $400M of estimated future capital synergies from the recapture of reserves as a result of transferring the Validus Re balance sheet
	▪ Liquidity to AIG:
	  ▪ $2.735B of cash proceeds
	  ▪ Additional cash value currently estimated at $500M from projected capital in excess of Shareholders' Equity of $2.1B
	▪ Purchase price of $2.985B, equivalent to 1.42x Shareholders' Equity of $2.1B
	▪ Headline multiple of 1.7x Shareholders' Equity[2]

Consideration Funding	▪ RenaissanceRe to fund the transaction with cash on balance sheet and proceeds from equity and debt offerings ▪ $250M of RenaissanceRe stock issued to AIG
Strategic Partnership	▪ Following the closing, AIG to make significant investments of up to $500M in RenaissanceRe's Capital Partners business including DaVinci and Fontana Re through its Investment portfolio
Other Terms	▪ AIG entitled to receive additional cash consideration over time through value sharing of reserve redundancies that may emerge, as well as net income generated from the business through the closing
Timing	▪ Expected closing in 4Q23, subject to regulatory approvals

1) On May 2, 2023, AIG announced that it reached an agreement to sell Crop Risk Services, also purchased as part of the 2018 acquisition of Validus Holdings Ltd, to American Financial Group, Inc. for $240M.
2) Headline multiple includes $2.985B consideration, $400M of estimated future capital synergies from the recapture of reserves as a result of transferring the Validus Re balance sheet and expected $200M cash dividend.

AIG

Copyright © 2023 by American International Group, Inc. All rights reserved. No part of this document may be reproduced, republished or reposted without the permission of AIG.

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Copyright ® 2023 by American International Group, Inc. All rights reserved. No part of this document may be reproduced, republished or reposted without the permission of AIG. 4 Source: Company information 1) 2022 gross premium written 2) 3 - year average combined ratio 3) 2022 combined ratio Perimeter of the Transaction is Focused on AIG’s Reinsurance Business $3.1B GPW 1 $1.2B GPW 1 82% CoR 3 $0.4B GPW 1 94% CoR 3 (Excl.) Announcing Today May 22, 2023 Retained Legacy Validus Business (~$1.1B of shareholders’ equity) Announced on May 2, 2023 AIG General Insurance (FY’22 $38B GPW) $1.2B GPW 1 Overview of business sold / retained from original Validus transaction Divested businesses Other GI business $240M Cash Consideration

Strategically Significant Transaction Delivering Shareholder Value

Key Highlights

1 Improved Return Profile

- ✓ Enhanced quality of underwriting earnings
- ✓ Reduced ceded reinsurance spend
- ✓ AIG to retain Talbot Underwriting and Western World

2 Reduced Volatility

- ✓ Exiting business with significant PML[1] contribution



AIG excluding Validus Re 29%
North America Wind – Net 1 in 250 year PML[1] contribution
Validus Re 71%

3 Deployable Capital

~$3B

Additional Liquidity

- ✓ Enhances holding company's financial flexibility
- ✓ Supports continued balanced capital management plans

4 RenaissanceRe Partnership

- ✓ Investment in common shares and RenaissanceRe's Capital Partners business
- ✓ Deepens relationship with core trading partner

RenaissanceRe managed vehicles

DaVinci Reinsurance

Fontana Re

Transaction enhances quality of earnings and liquidity and simplifies AIG's business model with focus on primary insurance

1) "PML": "Probable maximum loss" using aggregate perspective based on 100,000 simulated years, net of current reinsurances; modeling based on standard vendor view of risk (RMS version 21, including storm surge and fire following earthquake); data at 2Q2022 (AIG) and Feb 2023 (Validus)

AIG

Copyright © 2023 by American International Group, Inc. All rights reserved. No part of this document may be reproduced, republished or reposted without the permission of AIG.

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